EXHIBIT 99.1

Amyris Reports Second Quarter 2016 Results

Strongest Operational Execution to Date while Successfully Moving the Business Beyond Biofuels

  Q2 2016 GAAP revenues of $9.6 million (non-GAAP revenues of $12.4 million), led by product sales growth of 47% over Q2 2015 without any fuel sales
  Largest ever quarter for signing number of new collaborations, including agreements with Givaudan, Ginkgo Bioworks, the Bill & Melinda Gates Foundation, and Janssen Biotech, combined with the recently announced collaboration with Biogen. These collaborations have already delivered over $20 million in payments and are expected to significantly increase revenues in the second half of 2016
  Reduced selling, general and administrative expenses by 21% quarter over quarter

EMERYVILLE, Calif., Aug. 04, 2016 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), the industrial bioscience company, today announced financial results for the second quarter ended June 30, 2016.

“We’re very pleased with reaching our best ever quarter of signing new collaborations that have already funded more than $20 million of payments this year and are expected to more than underpin our full year targets,” said John Melo, Amyris President & CEO. “We are encouraged by these results and our success in delivering on our stated milestones and goals thus far this year.  Additional progress in the coming months is anticipated to further grow our customer base, improve our balance sheet and further position the company as the leader in industrial biotechnology.”

Key Highlights

Other key operating and development highlights during the second quarter and more recently included:

  Entered into an Initial Strategic Partnership Agreement with Ginkgo Bioworks to accelerate commercialization of bio-based ingredients and establish clear leadership in industrial biotechnology with a combined offering that we consider unparalleled. In connection with the agreement, a license fee of $15 million was paid on July 25, 2016, to Amyris in exchange for use of certain Amyris technology and the parties agreed to pursue the negotiation and execution of a definitive partnership agreement that includes significant value sharing. The partnership is expected to deliver more new ingredients into the global market over the next three years than the entire industry has achieved in the last 10 years. Upon executing the definitive partnership agreement in the next several weeks, an amendment extending the maturity of our senior secured debt facility to 2019, and eliminating monthly principal repayments and cash covenants will be closed.
  Announced multi-year, multi-million-dollar collaboration in cosmetic active ingredients with Givaudan to engineer and produce cosmetic active targets for global commercialization by Givaudan.
  Began commercialization of novel fragrance product with Takasago International Corporation.
  Jointly announced with Cathay Pacific a two-year biojet agreement supporting continued strong farnesene demand and the future of sustainable air travel; initial flight on May 12, 2016 using the biojet blend was the longest flight using a renewable jet fuel to date. This fuel is supplied through the Amyris Total partnership that is dedicated to making BioJet an industrial reality.
  Announced American Refining Group’s (‘ARG’) 33.3% equity investment in Novvi LLC, a joint venture of Amyris and Cosan S.A., enabling market access and acceleration in revenue growth of Novvi’s high performance, sustainably sourced, renewable lubricants.
  Entered into research agreement with commercial license option with Janssen Biotech, facilitated by Johnson & Johnson Innovation, to use Amyris’s µPharm™ platform for rapid integrated discovery and production of therapeutic compounds thereby opening a new area of compounds previously not accessible for new drug discovery.
  Announced partnership with Biogen, Inc. to develop alternative cell lines supporting production of therapeutics, marking second major partnership in biopharma market, which is now positioned to become Amyris’s largest opportunity for collaborations.

Financial Performance

Second Quarter 2016

  Revenues for second-quarter 2016 were $9.6 million, compared with $7.8 million for the second quarter of 2015. The increase from the second quarter of 2015 was driven by a 47% increase in product sales, largely in our personal care segment. Collaboration and grants revenues contributed approximately half of the total revenues for the quarter, which was consistent with the same quarter of 2015. Product revenue for the second quarter of 2016 was $4.9 million, up from $3.3 million for Q2 2015 driven by the shipment of a new novel fragrance product, as well as Neossance® Squalane sales. Contracts signed in the quarter delivered over $20 million in payments year to date
  Q2 2016 selling, general and administrative expenses of $11.4 million, which was a decline of 21% from Q2 2015, reflecting the ongoing actions taken to reduce operating expenses.
  Net loss attributable to Amyris common stockholders for the second quarter of 2016 was $13.6 million, or $0.06 per basic share. Included in the calculation of net loss were several non-cash related items, including a gain from changes in fair value of embedded derivatives. Adjusted net loss, excluding this item, and excluding stock-based compensation, was $32.7 million, or $0.15 per basic share.
  Free Cash Flow for the second quarter of 2016 was -$17.4 million, an improvement over -$28.8 million for the second quarter of 2015, driven by collaboration inflows, as well as higher product sales, gross margins, and lower costs.
  Closed on a $5 million equity investment from the Bill & Melinda Gates Foundation to support the development of a lower cost semi-synthetic artemisinic acid to drive lower cost malaria treatments in emerging markets.
  Closed on a $10 million convertible note and a $5 million senior secured loan with existing investors.

First Half 2016

  Revenues for the first half of 2016 were $18.4 million, compared with $15.7 million for the same period last year. The increase was driven by a 47% increase in product sales led by our personal care business, mainly within Flavors & Fragrances. Collaboration and grant revenues contributed $10.3 million to total revenues for the period, which was flat with the same period in 2015.
  Net loss attributable to Amyris common stockholders for the six months ended June 30, 2016 was $28.9 million, or $0.13 per basic share. This compared with a net loss for the same period of 2015 of $99.4 million, or $1.25 per basic share.

FINANCIAL RESULTS AND NON-GAAP INFORMATION

Condensed consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Amyris’s historical performance as well as comparisons to the operating results of other companies. Management believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision-making.

Adjusted net loss is calculated by taking GAAP net loss and excluding stock-based compensation and gains and losses from changes in fair value of derivatives and debt extinguishment.

Non-GAAP revenue represents GAAP product revenue plus the cash received from collaborations. Non-GAAP revenue is calculated using GAAP revenues and adding the related changes in accounts receivable and deferred revenue related to revenue recognized for these collaborations and grants to equal funds received during the period, along with any funding associated with collaborations.

Non-GAAP financial information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP in order to understand Amyris’s operating performance. A reconciliation of the non-GAAP financial measures presented in this release, including non-GAAP net loss, non-GAAP revenue, and other measures, is provided in the tables attached to this press release.

QUARTERLY CONFERENCE CALL TODAY

Amyris will discuss these results and provide a business update in a conference call scheduled for 4:30 p.m. ET (1:30 p.m. PT) today. Investors may access the call by dialing (866) 516-3867, participant passcode: 49059751.

A live audio webcast of this conference call and accompanying presentation is also available by visiting the investor relations section of the company's website at http://investors.amyris.com. A replay of the webcast will be available at the investor relations section of the company's website approximately two hours after the conclusion of the call.

About Amyris
Amyris is the integrated renewable products company that is enabling the world’s leading brands to achieve sustainable growth. Amyris applies its innovative bioscience solutions to convert plant sugars into hydrocarbon molecules, specialty ingredients and consumer products. The company is delivering its No Compromise® products in focused markets, including specialty and performance chemicals, fragrance ingredients, and cosmetic emollients. More information about the company is available at www.amyris.com.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical facts could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events (such as the expected increase in revenues in the second half of 2016 as a result of collaborations signed in the second quarter, the advancement of the commercialization of Amyris’s technology platform, the anticipated growth of Amyris’s customer base, the anticipated improvement of Amyris’s balance sheet, Amyris’s position as a leader in industrial biotechnology, the expected benefits and results of Amyris’s relationship with Ginkgo Bioworks, including delivering more new cultured ingredients into the global market over the next three years than the entire industry has achieved in the last ten years and amending Amyris’s senior secured credit facility, the commercialization timeline for Amyris’s fragrance product with Takasago International Corporation, increased market access for and accelerated revenue growth of Novvi LLC, continued strong farnesene demand, potentially opening a new area of compounds previously not accessible for new drug discovery, the biopharma market being positioned to become Amyris’s largest opportunity for collaborations, actions to reduce operating expenses, and expectations regarding Amyris’s ability to execute its 2016 plan, including non-core business divestments in Q3, further operating expense improvements, amending near-term debt agreements, and cash generation from collaborations), that involve risks and uncertainties. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including Amyris’s liquidity and ability to fund operating and capital expenses, timing and execution risks associated with manufacturing, uncertainty regarding consummating proposed transactions, including the timing thereof, and growth in sales, potential delays or failures in development, production and commercialization of products, Amyris's reliance on third parties to achieve its goals, and other risks detailed in the "Risk Factors" section of Amyris's quarterly report on Form 10-Q filed on May 10, 2016. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Amyris, the Amyris logo, µPharm, and Neossance Squalane are registered trademarks of Amyris, Inc.

            -Financial Tables Attached-

Amyris, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$2,507	$13,512
Restricted cash	275	216
Accounts receivable, net	4,070	4,004
Related party accounts receivable	587	1,176
Inventories, net	9,996	10,886
Prepaid expenses and other current assets	4,043	4,583
Total current assets	21,478	34,377
Property, plant and equipment, net	65,200	59,797
Restricted cash	5,958	957
Equity and loans in affiliate	34	68
Other assets	12,633	10,357
Goodwill and intangible assets	560	560
Total assets	$105,863	$106,116

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$9,808	$7,943
Deferred revenue	7,717	6,509
Accrued and other current liabilities	30,858	24,268
Capital lease obligation, current portion	1,370	523
Debt, current portion	54,421	36,281
Related party debt	25,558	-
Total current liabilities	129,732	75,524
Capital lease obligation, net of current portion	99	176
Long-term debt, net of current portion	62,150	72,826
Related party debt	39,263	42,867
Deferred rent, net of current portion	9,338	9,682
Deferred revenue, net of current portion	4,469	4,469
Derivative liabilities	6,752	51,439
Other liabilities	3,244	7,589
Total liabilities	255,047	264,572

Amyris, Inc. stockholders’ deficit	(149,070)	(158,065)
Noncontrolling interest	(114)	(391)
Total stockholders' deficit	(149,184)	(158,456)

Total liabilities and stockholders' deficit	$105,863	$106,116

Amyris, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Revenues
Renewable product sales	$4,922	$3,340	$8,062	$5,435
Grants and collaborations revenue	4,677	4,503	10,347	10,280
Total revenues	9,599	7,843	18,409	15,715
Costs and operating expenses
Cost of products sold	7,891	10,959	19,068	17,602
Research and development (1)	13,176	11,168	25,082	23,178
Sales, general and administrative (1)	11,408	14,375	23,674	28,756
Total costs and operating expenses	32,475	36,502	67,824	69,536
Loss from operations	(22,876)	(28,659)	(49,415)	(53,821)
Other income (expense):
Gain (loss) from change in fair value of derivatives & debt extinguishment (2)	20,934	28,834	42,612	11,422
Loss on extinguishment of debt	(433)	-	(649)	-
Other income (expense), net (3)	(11,053)	(46,595)	(21,169)	(55,360)
Total other income (expense)	9,448	(17,761)	20,794	(43,938)
Loss before income taxes and loss from investments in affiliates	(13,428)	(46,420)	(28,621)	(97,759)
Provision for income taxes	(138)	(121)	(253)	(236)
Net loss before loss from investments in affiliates	(13,566)	(46,541)	(28,874)	(97,995)
Loss from investments in affiliates	-	(621)	-	(1,429)
Net loss	$(13,566)	$(47,162)	$(28,874)	$(99,424)
Net loss attributable to noncontrolling interest	-	32	-	54
Net loss attributable to Amyris, Inc. common stockholders	$(13,566)	$(47,130)	$(28,874)	$(99,370)
Net loss per share attributable to common stockholders, basic	$(0.06)	$(0.59)	$(0.13)	$(1.25)
Net loss per share attributable to common stockholders, diluted (4)	$-	$(0.62)	$-	$(1.25)
Weighted-average shares of common stock outstanding used in
computing net loss per share of common stock:
Basic	223,112,019	80,041,152	216,393,705	79,633,864
Diluted (4)	-	87,421,439	-	79,633,864

(1)	Includes stock-based compensation expense of the following for the periods presented:

Research and development	$485	$530	$977	$1,246
Sales, general and administrative	1,304	1,526	2,863	3,462
	$1,789	$2,056	$3,840	$4,708

(2)	For the second quarter of 2016 and 2015, the Company recorded a non-cash gain from revaluation of its derivative liabilities, which was triggered by certain features of outstanding convertible notes (related to change in control protection and price-based anti-dilution adjustment provisions). The valuation of these derivative liabilities decreased in the second quarter of 2016 and 2015 primarily as a result of a decrease in Amyris’s stock price since March 31, 2016 and 2015, respectively.
(3)	Other income (expense), net for the second quarter of 2015 includes $36.6 million charge related to the acceleration of debt discount accretion associated with a debt conversion transaction.
(4)	The Company is in process of calculating the fully-diluted earnings per share for the periods ended June 30, 2016, which will be included in the Company's 10-Q to be filed by August 9.

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015

Net loss attributable to Amyris, Inc. common stockholders (GAAP)	$(13,566)	$(47,130)	$(28,874)	$(99,370)
Stock-based compensation expense	1,789	2,056	3,840	4,708
Gain from change fair in value of derivative & debt extinguishment	(20,934)	(28,834)	(42,612)	(11,422)
Acceleration of debt discount accretion associated with the debt
conversion transaction	-	36,570	-	36,570
Net loss attributable to Amyris, Inc. common stockholders (Non-GAAP)	$(32,711)	$(37,338)	$(67,646)	$(69,514)

Net loss per share attributable to Amyris, Inc. common stockholders,
basic (GAAP)	$(0.06)	$(0.59)	$(0.13)	$(1.25)
Stock-based compensation expense	$0.01	$0.03	$0.02	$0.06
Gain (loss) from change fair in value of derivative & debt extinguishment	$(0.09)	$(0.36)	$(0.20)	$(0.14)
Acceleration of debt discount accretion associated with the debt
conversion transaction	$-	$0.46	$-	$0.46
Net loss per share attributable to Amyris, Inc. common stockholders,
(Non-GAAP)	$(0.15)	$(0.47)	$(0.31)	$(0.87)

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015

Product sales (GAAP & Non-GAAP)
Renewables	$4,922	$3,340	$8,062	$5,435
Product sales (GAAP & Non-GAAP)	$4,922	$3,340	$8,062	$5,435

Grants and collaborations revenue (GAAP)	$4,677	$4,503	$10,347	$10,280
Change in accounts receivable, deferred revenue and fundings associated
with collaborations	2,828	(2,637)	(746)	19,765
Collaborations Inflows (Non- GAAP) (1)	$7,505	$1,866	$9,601	$30,045

Total Revenues (GAAP)	$9,599	$7,843	$18,409	$15,715
Change in accounts receivable, deferred revenue and fundings associated
with collaborations	2,828	(2,637)	(746)	19,765
Total Cash Revenue Inflows (Non-GAAP) (1)	$12,427	$5,206	$17,663	$35,480

Costs of products sold (GAAP)	$7,891	$10,959	$19,068	$17,602
Other costs/provisions	(1,547)	(2,493)	(3,643)	(1,581)
Excess capacity	(1,420)	(1,766)	(4,177)	(5,174)
Depreciation and amortization	(914)	(1,146)	(1,730)	(2,403)
Costs of products sold (Non- GAAP)	$4,010	$5,554	$9,518	$8,444

Adjusted Gross Profit (Non- GAAP) (2)	$5,589	$2,289	$8,891	$7,271
Gross Margin (%) (2)	58.2%	29.2%	48.3%	46.3%

Research and development (GAAP)	$13,176	$11,168	$25,082	$23,178
Stock-based compensation expense	(485)	(530)	(977)	(1,246)
Depreciation and amortization	(1,676)	(1,847)	(3,478)	(3,732)
Research and development (Non-GAAP)	$11,015	$8,791	$20,627	$18,200

Sales, general and administrative (GAAP)	$11,408	$14,375	$23,674	$28,756
Stock-based compensation expense	(1,304)	(1,526)	(2,863)	(3,462)
Depreciation and amortization	(287)	(383)	(565)	(761)
Sales, general and administrative (Non-GAAP)	$9,817	$12,466	$20,246	$24,533

(1)	The largest differences between the GAAP and non-GAAP collaborations numbers are (i) timing of revenue recognition and (ii) the TOTAL collaboration cash, which is treated as debt for GAAP purposes.

	The six months ended June 30, 2016 and 2015, includes zero and $10.8 million, respectively, of funding from TOTAL which is in the form of convertible debt financing as contemplated in the July 2012 Amended Collaboration Agreement with TOTAL.

(2)	Non-GAAP Gross Profit /(Loss) is calculated based on non-GAAP Product Sales & Grants and Collaboration Inflows and Cost of Products Sold, and does not include costs related to collaborations.

Contact:

Peter DeNardo
Director, Investor Relations and Corporate Communications
Amyris, Inc.
+1 (510) 740-7481
investor@amyris.com
pr@amyris.com